Limited Exclusive License

Made this 7th day of July, 2005 between Neuralstem, Inc. (NS) and High Med Technologies, Inc. (HM).

Whereas NS is the owner of certain neural stem cell technology, described more fully on exhibit A attached hereto and incorporated by reference herein, and;

Whereas NS desires to contract with HM for services relating to sales, distribution and marketing of its cells for limited purposes, and;

Whereas HM desires to provide these services under the terms and conditions of this agreement, now therefore;

For good and valuable consideration exchanged between the parties, the Parties agree as follows:

Term: The term of the agreement shall be for 5 years. The term of the agreement shall be extended automatically to the life of the patent(s) shown in Exhibit A when the Annual Revenue Target for Year 5 set forth in Exhibit B has been met.

Scope: HM shall, during the term of the agreement, have the exclusive right (outside of Neuralstem itself) to create, manufacture, develop, sublicense, or offer for sale the Neuralstem Technology, described more specifically on exhibit A, or products created using Neuralstem Technology, solely for the purpose(s) of research, and further limited to in vitro research that do not involve injection of the cells or cell-derived materials into live animals or human beings. It is the express intent of the parties that HM may NOT knowingly create, manufacture, develop, sublicense or offer for sale the Neuralstem Technology or products created using Neuralstem Technology for research or research purposes where the cells and cell-derived materials will be used in whole or in part as a therapeutics to treat a disease. HM shall promptly report to Neuralstem any knowledge of a breach of this license limitation by a HM customer.

Limited Exclusivity: During the term of the agreement Neuralstem shall not enter into an agreement with any other entity which would allow the other entity to offer the technology described in exhibit A, for the purposes covered by the scope of this agreement, The parties acknowledge and agree that nothing in this agreement is meant to keep Neuralstem itself, from making any kind of deal with any individual outside. party for any use of any Neuralstem Technology. Neuralstem acknowledges that it has no current plans to establish a similar business "in house", nor to compete with MI in this area during the term of the agreement.

Compensation: During the term of the agreement HM shall pay to Neuralstem the following:

80% of any revenue obtained by HM from a license or other supply deal where HM does not have to manufacture and supply the product to the customer, where revenue means the net proceeds received by HM from the sale of a license or a product minus applicable sales tax, returns, discounts, third party sales commissions, stacking royalties, and third party OEM supplies;

20% of any revenue obtained by HM from a license or other supply deal where HM does have to manufacture and supply the product to the customer, where revenue means the net proceeds received by HM from the sale of a license or a product minus applicable sales tax, returns, discounts, third party sales commissions, stacking royalties, and third party OEM supplies;

In cases where Neuralstem licenses or sells Neuralstem Technology within the scope of this agreement to a buyer who is or has been a customer of HM, Neuralstem shall pay to HM 20% of any revenue obtained from the buyer.

Neuralstem makes no representations or warranties with respect to the product, or intellectual property related to the product and or its use. HM senior management is fully aware of and informed on any and all intellectual property issues surrounding the technology and assumes any risk related thereto, HM shall bear it's own legal costs with respect to any patent related litigation or other proceedings brought against HM.

Revenue Targets: The parties agree that in order for HM to maintain its limited exclusive license, it shall meet or exceed the revenue targets contained on Exhibit B hereto ("Annual Revenue Targets") and incorporated by reference herein.

In the event that HM does not meet Annual Revenue Target, Neuralstem shall have 15 days in which to notify HM that the exclusivity of its license is revoked. Then and in that event, HM shall continue to have a non exclusive license to provide the same services and products, for the same scope of work, as contained in this license, for the remainder of the term.

In the event that Neuralstem does NOT so notify HM, the exclusivity shall continue and the next annual target year shall be assessed independently, not cumulatively.

Sale of HM: In the event of a sale or other disposition of all or substantially all of the assets of HM, or an event in which control of more than 50% of HM's voting stock changes hands, Neuralstem shall have the option of converting the license to a non exclusive license, or of taking a percentage of the sales proceeds as outlined on Exhibit C hereto and incorporated by reference herein,

/s/ I. Richard Garr
Neuralstem Representative

I. Richard Garr President & CEO
Name and Title

July 8, 2005

Date

/s/ Karl K. Johe
High Med Technologies Representative

Karl K, Johe President  & CEO
Name and Title

July 7, 2005
Date